Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185077 on Form S-8 of our report dated March 5, 2013, relating to the consolidated financial statements of Ruckus Wireless, Inc. and subsidiaries (collectively, the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 5, 2013